PRODUCT RESELLER AGREEMENT

This Product Reseller Agreement (the "**Agreement**"), dated as of July 16, 2021 , is entered into by and between Edge Data Solutions, Inc., a Delaware corporation having its principal place of business at 3550 Lenox Road NE. 21st Floor, Atlanta, GA 30326 ("**Supplier**"), and Raptor Power Systems a LLC company having its principal place of business at 25 4th Street, Somerville, NJ 08876("**Reseller**", and together with Supplier, the "**Parties**", and each, a "**Party**").

RECITALS

WHEREAS, Supplier is in the business of design, development, marketing and selling the Products (as defined below);

WHEREAS, Reseller is in the business of marketing and reselling products that are similar in kind to the Products;

WHEREAS, Reseller wishes to purchase the Products from Supplier and resell these Products to End Users (as defined below), subject to the terms and conditions of this Agreement; and

WHEREAS, Supplier wishes to sell the Products to Reseller and appoint Reseller as a non-exclusive reseller under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms have the meanings set out in this Section, or in the Section in which they first appear in this Agreement.

"**Action**" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, whether civil, criminal, administrative, regulatory, or other, and whether at law, in equity, or otherwise.

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.

"**Business Day**" means any day except Saturday, Sunday, or a federal holiday.

"**Claim**" means any Action made or brought against a Person entitled to indemnification under 21ARTICLE XVIII.

"**Control**" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, regarding any Person, the possession, directly or indirectly, of the power to direct

or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

"**Custom Product Order**" means an order for a product which has been customized and built according to specifications determined by Supplier and/or Reseller for a specific End User or a specific application, and which is not a Product identified in Schedule 1 (a "**Specially Manufactured Products**").

"**Defective**" means not conforming to the warranties in Section XVII.02.

"**Defective Goods**" means goods that are Defective, which for the avoidance of doubt, includes any Nonconforming Goods accepted by Reseller under Section IX.04.

"**Delivery Point**" means the street address specified in the applicable Purchase Order.

"**Effective Date**" means the date first set out above.

"**End User**" means the final purchaser that (a) has acquired a Product from Reseller for (i) its own internal use and not for resale, remarketing, or distribution or (ii) incorporation into its own products and (b) is an individual or entity located in the Territory.

"**Excess Product**" means a Product that, when counted together with all other Products having the same make/model number and received by Reseller under the same Purchase Order, is in excess of the quantities of the Products ordered under that Purchase Order.

"**Governmental Authority**" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of this organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

"**Indemnified Party**" means Supplier Indemnified Party and Reseller Indemnified Party, collectively.

"**Intellectual Property Rights**" means all current or future industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether

registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction throughout in any part of the world.

"**Law**" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

"**Nonconforming Goods**" means any product received by Reseller from Supplier under a Purchase Order that: (a) is not a Product; (b) does not conform to the make/model number listed in the applicable Purchase Order; or (c) on visual inspection, Reseller reasonably determines are otherwise Defective.

"**Patents**" means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents, and patent utility models).

"**Person**" means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

"**Personnel**" means agents, employees, or subcontractors engaged or appointed by Supplier or Reseller.

"**Products**" means i) those products that are identified in Schedule 1, as Supplier may amend in accordance with Section VII.02, ii) all enhancements, updates, versions and releases of such products in Schedule 1, iii) all customization, modification or other consulting services provided by Supplier, and iv) all derivatives of and enhancements to Supplier's Products, inclusive of new features, regardless of development source. Additionally, Products includes those Specially Manufactured Products identified and specified in a Custom Product Order, as agreed upon between Supplier and Reseller. Reseller hereby acknowledges that the Products identified in Schedule 1 are exemplary and may require a Custom Product Order for a Specially Manufactured Product to satisfy an End User or a specific application. For the purposes of 10ARTICLE IX, Products are deemed to include Nonconforming Goods.

"**Purchase Order**" means Reseller's then-current standard form purchase order, including any documentation with respect to a Custom Product Order.

"**Purchase Order Transaction Terms**" means any one or more of the terms specified by Reseller in a Purchase Order under Section VIII.02. For the avoidance of doubt, the term Purchase Order Transaction Terms does not include any general terms or conditions of any Purchase Order.

"**Representatives**" means a Party's Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns.

"**Reseller Contract**" means any contract or agreement to which Reseller is a party or to which any of its material assets are bound.

"**Supplier's Intellectual Property Rights**" means all current or future Intellectual Property Rights owned by or licensed to Supplier, including any Intellectual Property Rights attributed to any invention, product. methodology, or service developed from a Custom Product Order.

"**Supplier's Trademarks**" means all Trademarks owned by or licensed to Supplier.

"**Territory**" means the United States ("US").

"**Trademarks**" means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights or forms of protection in any part of the world.

"**Trade Secrets**" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

"**US**" means the United States of America, including its territories, possessions, and military bases.

"**Warranty Period**" has the meaning set out in the written warranty statement provided by Supplier to End User as described in Section XVII.02.

ARTICLE II
APPOINTMENT AS RESELLER

Section II.01 **Non-Exclusive Appointment.** Supplier hereby appoints Reseller, and Reseller accepts the appointment, to act as a non-exclusive reseller of Products to End Users located in the Territory during the Term solely in accordance with the terms and conditions of this Agreement. Supplier may in its sole discretion sell the Products to any other Person, including resellers, retailers, and End Users in and outside the Territory. Reseller is not a distributor of Supplier's Products and shall not appoint or engage any third party to act on Reseller's behalf as its agent, representative, or distributor to either purchase or sell Supplier Products and services without the explicit written consent of Supplier.

Section II.02 **Product Exclusivity.** Supplier and Reseller agree that Supplier shall be the exclusive supplier to Reseller for immersion cooled solutions for computing and networking applications. Prospective sales outside of the Territory shall require the explicit written consent of Supplier.

ARTICLE III
NO FRANCHISE OR BUSINESS OPPORTUNITY AGREEMENT

Section III.01 **No Franchise or Business Opportunity Agreement.** The Parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between Supplier and Reseller. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of their personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Reseller has the sole discretion to determine Reseller's methods of operation, Reseller's accounting practices, the types and amounts of insurance Reseller carries, Reseller's personnel practices, Reseller's advertising and promotion, Reseller's customers, and Reseller's service areas and methods. The relationship created hereby between the parties is solely that of Supplier and Reseller. If any provision of this Agreement is deemed to create a franchise relationship between the parties, then Supplier may terminate this Agreement/the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties' original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a product reseller agreement and not a franchise agreement.

ARTICLE IV
TERMS OF AGREEMENT PREVAIL OVER RESELLER'S PURCHASE ORDER

Section IV.01 **Terms of Agreement Prevail Over Reseller's Purchase Order.** This Agreement is expressly limited to the terms of this Agreement and the Purchase Order Transaction Terms contained in the applicable Purchase Order. The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any of Reseller's general terms and conditions contained in any Purchase Order or other document issued by Reseller.

ARTICLE V
GENERAL RESELLER PERFORMANCE OBLIGATIONS

Section V.01 **Marketing and Reselling Products.** Reseller shall, in good faith and at its own expense:

(a) market, advertise, promote, and resell the Products, including the development of a Specially Manufactured Product pursuant to a Custom Product Order, to End Users located in the Territory consistent with good business practice, in each case using its commercially reasonable efforts to maximize the sales volume of the Products;

(b) resell or offer to resell the Products that Reseller currently has in inventory, that have been ordered from Supplier whether in inventory or Specially Manufactured Product developed pursuant to a Custom Product Order, and which order has been accepted by Supplier as available for delivery to Reseller, unless Reseller has received prior written authorization from Supplier;

(c) develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement;

(d) have sufficient knowledge of the industry and products competitive with each Product (including specifications, features and benefits) for the pre-sales process to the End Users:

(i) the differences between the Product and competing products; and

(ii) information on standard protocols and features of each Product;

(e) observe all directions and instructions given to it by Supplier in relation to the marketing, advertisement, and promotion of the Products, including Supplier's sales, marketing, and merchandising policies, and development of criteria and specification for any Specially Manufactured Product, as they currently exist or as they may hereafter be changed by Supplier, to the extent that these marketing materials, advertisements, or promotions refer to the Products or otherwise use Supplier's Trademarks;

(f) in any and all contact between Reseller and any End User, Reseller must identify to the End User Reseller's full legal name, trade name, or both;

(g) market, advertise, promote and resell Products and conduct business in a manner that reflects favorably at all times on Products and the good name, goodwill, and reputation of Supplier; and

(h) promptly Notify Supplier of and address and investigate any complaint or adverse claim about any Product or its use of which Reseller becomes aware; provided, that nothing in this Agreement requires Reseller to reveal proprietary pricing information.

Section V.02 **Authority to Perform Under this Agreement.** Reseller shall, at its own expense, obtain and maintain required certifications, credentials, licenses, and permits necessary to conduct business in accordance with this Agreement.

Section V.03 **Limited End User Support.** On and after the Effective Date, for a period of six months following the sale of a Product to any End User, Reseller shall, at its own expense:

(a) have sufficient knowledge of the industry and products competitive with the Product (including specifications, features, and benefits) so as to be able to explain in detail to the End Users the differences between the Product and competing products;

(b) provide a general checklist of support items and FAQs to enable Reseller personnel to offer a first line of technical support; and

(c) respond to the End Users regarding the general operation and use of the Product, including:

(i) acting as a liaison between the End User and Supplier in matters requiring Supplier's participation, including the design and development of a Specially Manufactured Product;

(ii) supply End User with Supplier-provided product and configuration information; and collecting relevant technical problem identification information.

Except as explicitly authorized in this Agreement or in a separate written agreement with Supplier, Reseller may not service, repair, modify, alter, replace, reverse engineer, or otherwise change the Products it sells to End Users.

Section V.04 **Government Approval.** If at any time during the Term any notification, registration or approval is required for giving legal effect in any applicable jurisdiction to this Agreement or the transactions contemplated under this Agreement, Reseller shall:

(a) immediately take whatever steps may be necessary to properly notify, register or obtain approval;

(b) be responsible for any charges incurred in connection with notifying, registering or obtaining this approval; and

(c) keep Supplier currently informed of its efforts regarding this Section V.04.

Supplier is not obligated to ship any Products or other materials to Reseller under this Agreement until Reseller has provided Supplier with satisfactory evidence that this approval, notification or registration is not required or that it has been obtained.

Section V.05 **Prohibited Acts.** Notwithstanding anything to the contrary in this Agreement, neither Reseller nor Reseller Personnel shall:

(a) make any representations, warranties, guarantees, indemnities, similar claims, or other commitments:

(i) actually, apparently, or ostensibly on behalf of Supplier, or

(ii) to any End User regarding the Products, which representations, warranties, guarantees, indemnities, similar claims, or other commitments are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims, or other commitments in this Agreement or any written documentation provided by Supplier to Reseller;

(b) engage in any unfair, competitive, misleading, or deceptive practices respecting Supplier, Supplier's Trademarks or the Products, including any product disparagement or "bait-and-switch" practices;

(c) separate any software or accessories sold, bundled, or packaged with any Product from the Product or sell, license, or distribute the software on a standalone basis, or remove, translate, or modify the contents or documentation of or related to the software or accessories, including, without limitation, any end user license agreements or warranty statements;

(d) sell or offer to sell any of the Products or other Supplier-branded products, other than the Products purchased by Reseller from Supplier or from a distributor authorized by Supplier to sell the same to Reseller;

(e) sell, either directly or indirectly, or assign or transfer, any Products to any Person when Reseller knows or has reason to suspect that the Person may resell any or all of the Products to a third party, including any third party reseller or distributor; or

(f) during the Term cease to function actively as a full-service reseller of Supplier's products.

ARTICLE VI
SUPPLIER PERFORMANCE OBLIGATIONS

Section VI.01 **Supplier Performance Obligations.** During the Term, Supplier shall:

(a) provide any information and support in the Territory that may be reasonably requested by Reseller regarding the marketing, advertising, promotion, and sale of Products sold to Reseller under this Agreement;

(b) allow Reseller to participate, at its own expense, in any marketing, advertising, promotion, and sales programs or events that Supplier may make generally available to its authorized resellers of Products in the Territory, provided that Supplier may alter or eliminate any program at any time; and

(c) participate in the initial specification, design and development of a Specially Manufactured Product pursuant to an accepted Custom Product Order.

ARTICLE VII
AGREEMENT TO PURCHASE AND SELL THE PRODUCTS

Section VII.01 **Terms of the Sale.** Supplier shall sell Products to Reseller at the Prices and on the terms and conditions set out in this Agreement.

Section VII.02 **Availability/Changes in Products.** Supplier may, in its sole discretion:

(a) remove Products from Schedule 1 on 4 weeks' Notice to Reseller; and

(b) add to the Products on Schedule 1 on 4 weeks' Notice to Reseller; and

(c) on 4 weeks' Notice to Reseller, make changes to any Products or parts/accessories thereto (except where continued availability is required by Law),

in each case, without obligation to modify or change any Products previously delivered or to supply new Products meeting earlier specifications.

ARTICLE VIII
ORDERS PROCEDURE

Section VIII.01 **Purchase Order.** Reseller shall issue all Purchase Orders in written form via facsimile, email, or US mail, and cause all Purchase Orders to contain the Purchase Order Transaction Terms. By placing a Purchase Order, Reseller makes an offer to purchase Products under the terms and conditions of this Agreement, including the Purchase Order Transaction Terms, and on no other terms. Except regarding the Purchase Order Transaction Terms, any variations made to the terms and conditions of this Agreement by Reseller in any Purchase Order are void and have no effect.

Section VIII.02 **Purchase Order Transaction Terms.** Reseller shall specify the following information (collectively, the "**Purchase Order Transaction Terms**") in each Purchase Order:

(a) a list of Products to be purchased, including make/model number;

(b) quantities ordered;

(c) requested delivery date; and

(d) Delivery Point.

Section VIII.03 **Supplier's Right to Accept or Reject Purchase Orders.** Supplier may, in its sole discretion, accept or reject any Purchase Order. Supplier may accept any Purchase Order by confirming the order (whether by written confirmation, invoice, or otherwise) within 7 business days of receipt, or by delivering the Products, whichever occurs first. No Purchase Order is binding on Supplier unless accepted by Supplier as provided in this Agreement. Accepted Purchase Orders are non-cancellable by Reseller, except to the extent otherwise set forth herein or in a Purchase Order.

Section VIII.04 At least quarterly, Reseller will provide Supplier with a six-month rolling forecast (via email) setting forth Reseller’s estimated requirements for Product shipment by month. Such forecasts are for planning purposes only, and are not binding on either party.

Section VIII.05 Supplier reserves the right to cancel or suspend acceptance of Purchase Orders if Supplier fails to receive timely payment from Reseller.

Section VIII.06 **Cancellation/Amendment of Purchase Orders.**

(a) Supplier may not cancel an accepted Purchase Order. Notwithstanding, Supplier may, in its sole discretion, without liability or penalty, cancel any Purchase Order placed by Reseller and accepted by Supplier, in whole or in part:

(i) if Supplier determines that Reseller is in violation of its payment obligations hereunder or has breached or is in breach of this Agreement, and such payment obligation or breach has not been cured within 5 days after notice; or

(ii) pursuant to Supplier's rights under Section X.04.

(b) Supplier, may substitute, in its sole discretion, any Product in a Purchase Order with a similar or equivalent Product.

ARTICLE IX
SHIPMENT AND DELIVERY

Section IX.01 **Shipment.** Unless expressly agreed to by the Parties in writing, Supplier shall select the method of shipment of and the carrier for the Products. Supplier may, in its sole discretion, without liability or penalty, make partial shipments of Products to Reseller. Each shipment constitutes a separate sale, and Reseller shall pay for the units shipped, whether the shipment is in whole or partial fulfillment of a Purchase Order.

Section IX.02 **Delivery.** Unless expressly agreed to by the Parties, Supplier shall deliver the Products to the Delivery Point, using Supplier's or manufacturer's standard methods for packaging and shipping the Products.

Section IX.03 **Late Delivery.** Any time quoted for delivery is an estimate only; provided, however, that Supplier shall use commercially reasonable efforts to deliver all Products on or before the requested delivery date. Subject to Section XX.19, Supplier is not liable for or in respect of any loss or damage arising from any delay in filling any order, failure to deliver or delay in delivery. Subject to Reseller's rights under this Section IX.03, no delay in the shipment or delivery of any Product relieves Reseller of its obligations under this Agreement, including accepting delivery of any remaining installment or other orders of Products.

Section IX.04 **Inspection.** End user shall inspect Products received under this Agreement within 15 Business Days of receipt (the "**Inspection Period**") of the Products and either accept or, if any Products are Nonconforming Goods or Excess Products, reject these Products. Reseller will be deemed to have accepted the Products unless it Notifies Supplier in writing of any Nonconforming Goods or Excess Products during the Inspection Period and furnishes written evidence or other documentation as required by Supplier. If Reseller timely Notifies Supplier of any Nonconforming Goods or Excess Products, Supplier shall determine, in its sole discretion, whether the Products are Nonconforming Goods or Excess Products. If Supplier determines that the Products are Nonconforming Goods or Excess Products, it shall either, in its sole discretion:

(a) if the Products are Nonconforming Goods, (i) replace the Nonconforming Goods with conforming Products, or (ii) refund the Price for the Nonconforming Goods; or

(b) if the Products are Excess Products, refund the Price for the Excess Products.

Reseller acknowledges and agrees that the remedies set out in ARTICLE IX(a) and ARTICLE IX(b) are Reseller's exclusive remedy for the delivery of Nonconforming Goods or Excess Products, subject to Reseller's rights under Section XVII.02 and Section XVII.04 regarding any Nonconforming Goods for which Reseller has accepted delivery under this Section IX.04.

Section IX.05 **Limited Right of Return.** Except as provided under Section IX.04, Section XVII.02 and Section XVII.04, all sales of Products to Reseller under this Agreement are made on a one-way basis and Reseller has no right to return Products purchased under this Agreement.

Section IX.06 **Title and Risk of Loss.**

(a) Title to Products shipped under any Purchase Order passes to Reseller on receipt by Reseller at the Delivery Point.

(b) Risk of loss to Products shipped under any Purchase Order passes to Reseller upon receipt by Reseller.

ARTICLE X
PRICE AND PAYMENT

Section X.01 **Price.** Reseller shall purchase the Products from Supplier at i) the prices set out in Supplier's reseller price list in effect when the Supplier accepts the related Purchase Order, or ii) the price provided by Supplier in response to a Custom Product Order ("**Prices**"). Prices shall be set at an amount not less than 75% of the MSRP or greater than 90% of MSRP (an effective discount to Reseller of 5% to 20%).

Section X.02 **Shipping Charges, Insurance and Taxes.** Supplier or Reseller shall pay for shipping charges and insurance costs in accordance with the commercial terms selected by the Parties under 10ARTICLE IX. All Prices are exclusive of all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any Governmental Authority on any amounts payable by Reseller under this Agreement. Reseller is responsible for all charges, costs, and taxes.

Section X.03 **Payment Terms.** Supplier shall issue periodic invoices to Reseller for all Products ordered in the previous 30 days. Reseller shall pay all invoiced amounts due to Supplier, less any deposits upon order, on receipt of the invoice, except for any amounts disputed by Reseller in good faith. Reseller shall make all payments in by check or wire transfer in accordance with the wire instructions provided by Supplier. Currently, Supplier requires a deposit of not less than 30% for a single tank solution, unless a different deposit is required at the time of acceptance of a Purchase Order.

Section X.04 **Unsatisfactory Credit Status.** Each issuance of a Purchase Order to Supplier constitutes Reseller's representation and warranty that Reseller can pay for the Products identified in the Purchase Order in accordance with the terms of this Agreement. Reseller shall furnish Supplier with such statements accurately and fairly evidencing Reseller's financial condition as Supplier may, from time to time, reasonably request. Throughout the term, Reseller shall be in compliance with all loan covenants and other obligations to its lenders. Reseller shall Notify Supplier immediately of any and all events that have had or may have a material adverse effect on Reseller's business or financial condition, including any change in management, sale, lease or exchange of a material portion of Reseller's assets, a change of Control or ownership, or breach of any loan covenants or other material obligations of Reseller to its lenders. If, at any time, Supplier determines in its sole discretion that Reseller's financial condition or creditworthiness is inadequate or unsatisfactory, then in addition to Supplier's other rights under this Agreement, at law or in equity, Supplier may without liability or penalty, take any of the following actions:

(a) on Notice, modify the payment terms specified in Section X.03 for outstanding and future purchases, including requiring Reseller to pay cash in advance or cash on delivery;

(b) reject any Purchase Order received from Reseller;

(c) cancel any previously accepted Purchase Orders;

(d) delay any further shipment of Products to Reseller;

(e) stop delivery of any Products in transit in the possession of a common carrier or bailee and cause the Products in transit to be returned to Supplier; or

(f) on 20 Business Days' Notice, terminate this Agreement.

No actions taken by Supplier under this Section X.04 (nor any failure of Supplier to act under this Section X.04) constitute a waiver by Supplier of any of its rights to enforce Reseller's obligations under this Agreement including the obligation of Reseller to make payments as required under this Agreement.

Section X.05 **Invoice Disputes.** Reseller shall Notify Supplier in writing of any dispute with any invoice (along with substantiating documentation) within 10 Business Days from the date of the invoice. Reseller will be deemed to have accepted all invoices for which Supplier does not receive timely Notice of disputes, and shall pay all undisputed amounts due under these invoices within the period set out in Section X.03. The Parties shall seek to resolve all disputes expeditiously and in good faith. Notwithstanding anything to the contrary, Reseller shall continue performing its obligations under this Agreement during any dispute, including, without limitation, Reseller's obligation to pay all due and undisputed invoice amounts in accordance with the terms and conditions of this Agreement.

Section X.06 **Late Payments.** Except for invoiced payments that Reseller has successfully disputed, Reseller shall pay interest on all late payments, calculated daily and compounded monthly, at the lesser of the rate of 1.5% per month or the highest rate permissible under applicable Law. Reseller shall also reimburse Supplier for all costs incurred in collecting any late payments, including, without

limitation, attorneys' fees. In addition to all other remedies available under this Agreement or at Law (which Supplier does not waive by the exercise of any rights under this Agreement), Supplier may (a) suspend the delivery of any Products if Reseller fails to pay any amounts when due under this Agreement and (b) terminate this Agreement under the terms of ARTICLE XV(a).

Section X.07 **No Set-off.** Reseller shall perform its obligations under this Agreement without setoff, deduction, recoupment, or withholding of any kind for amounts owed or payable by Supplier whether under this Agreement, applicable law, or otherwise and whether relating to Supplier's breach, bankruptcy, or otherwise and whether under this Agreement, any Purchase Order, any other agreement between (a) Reseller or any of its Affiliates and (b) Supplier or any of its Affiliates, or otherwise.

ARTICLE XI
RESALE OF THE PRODUCTS

Section XI.01 **Credit Risk on Resale to End Users.** Reseller is responsible for all credit risks regarding, and for collecting payment for, all products (including Products) sold to third parties (including End Users), whether or not Reseller has made full payment to Supplier for the products. The inability of Reseller to collect the purchase price for any product does not affect Reseller's obligation to pay Supplier for any Product.

Section XI.02 **Resale Prices.** Reseller unilaterally establishes its own resale prices and terms regarding products it sells, including Products, at a price not less than Supplier’s minimum advertised price (“**MAP**”). Accordingly, Reseller agrees not to advertise through any medium of mass communication that any Product will be sold at less than the suggested retail price for each respective Product as listed on Supplier’s then-current Product Price List. Reseller further agrees not to sell any Product at a volume discount or through any sales promotion that would cause the per sale unit price to drop below the suggested retail price for any respective Product as listed on Supplier’s then-current Product Price List. This Agreement does not establish an actual retail price for the Products; Reseller is in no way prohibited from selling Products at higher prices than the prices listed on Supplier’s then-current Product Price List.

ARTICLE XII
COMPLIANCE WITH LAWS

Section XII.01 **General Compliance With Laws Representation and Warranty.** Reseller represents and warrants to Supplier that it is in compliance with all Laws and Reseller Contracts applicable to this Agreement, the Products and the operation of its business.

Section XII.02 **General Compliance With Laws Covenant.** Reseller shall at all times comply with all Laws. Without limiting the generality of the foregoing, each party shall at all times, at its own expense, obtain and maintain all certifications, credentials, authorizations, licenses, and permits necessary to conduct its business relating to the exercise of its rights and the performance of its obligations under this Agreement.

ARTICLE XIII
INTELLECTUAL PROPERTY RIGHTS

Section XIII.01 **Ownership.** Subject to the express rights and licenses granted by Supplier in this Agreement, Reseller acknowledges and agrees that:

(a) any and all Supplier's Intellectual Property Rights are the sole and exclusive property of Supplier or its licensors;

(b) Reseller shall not acquire any ownership interest in any of Supplier's Intellectual Property Rights under this Agreement;

(c) any goodwill derived from the use by Reseller of Supplier's Intellectual Property Rights inures to the benefit of Supplier or its licensors, as the case may be;

(d) if Reseller acquires any Intellectual Property Rights in or relating to any product (including any Product) purchased under this Agreement (including any rights in any Trademarks, derivative works or patent improvements relating thereto), by operation of law, or otherwise, these rights are deemed and are hereby irrevocably assigned to Supplier or its licensors, as the case may be, without further action by either Party; and

(e) Reseller shall use Supplier's Intellectual Property Rights solely for the purposes of performing its obligations under this Agreement and only in accordance with this Agreement and the instructions of Supplier.

Section XIII.02 **Supplier's Trademark License Grant.** This Agreement does not grant either Party the right to use the other Party's or their Affiliates' Trademarks except as set out under this Section XIII.02. Subject to the terms and conditions of this Agreement, Supplier hereby grants to Reseller a non-exclusive, non-transferable, and non-sublicensable license to use Supplier's Trademarks in the Territory during the Term solely on or in connection with the promotion, advertising, and resale of the Products in accordance with the terms and conditions of this Agreement. Reseller will promptly discontinue the display or use of any Trademark to change the manner in which a Trademark is displayed or used with regard to the Products when requested by Supplier. Other than the express licenses granted by this Agreement, Supplier grants no right or license to Reseller, by implication, estoppel, or otherwise, to the Products or any Intellectual Property Rights of Supplier.

Section XIII.03 **Prohibited Acts.** Reseller shall not:

(a) take any action that interferes with any of Supplier's rights in or to Supplier's Intellectual Property Rights, including Supplier's ownership or exercise thereof;

(b) challenge any right, title, or interest of Supplier in or to Supplier's Intellectual Property Rights;

(c) make any claim or take any action adverse to Supplier's ownership of Supplier's Intellectual Property Rights;

(d) register or apply for registrations, anywhere in the world, for Supplier's Trademarks or any other Trademark that is similar to Supplier's Trademarks or that incorporates Supplier's Trademarks in whole or in confusingly similar part;

(e) use any mark, anywhere, that is confusingly similar to Supplier's Trademarks;

(f) engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Agreement (including Products) or any Supplier Trademark;

(g) misappropriate any of Supplier's Trademarks for use as a domain name without prior written consent from Supplier; and

(h) alter, obscure, or remove any of Supplier's Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials, or other materials that Supplier may provide.

Section XIII.04 **Supplier's Trademark Notices.** Reseller shall ensure that all Products sold by Reseller and all related quotations, specifications, and descriptive literature, and all other materials carrying Supplier's Trademark, are marked with the appropriate trademark notices in accordance with Supplier's instructions.

Section XIII.05 **No Continuing Rights.** On expiration or earlier termination of this Agreement:

(a) Reseller's rights under Section XIII.02 cease immediately; and

(b) Reseller shall immediately cease all display, advertising, promotion, and use of all of Supplier's Trademarks and shall not thereafter use, advertise, promote, or display any trademark, trade name, or product designation or any part thereof that is similar to or confusing with Supplier's Trademarks or with any trademark, trade name, or product designation associated with Supplier or any Product.

ARTICLE XIV
AUDIT RIGHTS

Section XIV.01 **Audit Rights.** On reasonable Notice, during the Term and within one year after the expiration or earlier termination of this Agreement Supplier may audit Reseller's files relating to its sales, marketing, and inventory of Products regarding transactions that took place in the immediately preceding 12 months. Supplier may conduct any audit under this Section XIV.01 at any time during regular business hours and no more frequently than annually.

ARTICLE XV
TERM; TERMINATION

Section XV.01 **Term.** The term of this Agreement commences on the Effective Date and continues for a period of three (3) years, unless and until earlier terminated as provided under this Agreement or applicable law (the " **Term**").

Section XV.02 **Supplier's Right to Terminate.** Supplier may terminate this Agreement by providing Notice to Reseller:

(a) if Reseller fails to pay any amount when due under this Agreement ("**Payment Failure**") and the failure continues for 20 Business Days after Reseller's receipt of Notice of nonpayment;

(b) if within any 12 month period, 2 or more Payment Failures occur;

(c) if Reseller breaches any provision of this Agreement (other than a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Reseller within 20 Business Days after Reseller's receipt of Notice of such breach;

(d) under and in accordance with Section X.04;

(e) if Reseller becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due;

(f) if Reseller:

(i) sells, leases, exchanges, transfers, or disposes of a material portion of Reseller's assets;

(ii) merges or consolidates with or into any other Person;

(iii) undergoes a change of Control, in any case without Supplier's prior written consent; or

(g) in the event of a Force Majeure Event affecting Reseller's performance under this Agreement for more than 60 consecutive days.

Any termination under this Section XV.02 is effective on Reseller's receipt of Supplier's Notice of termination or any later date set out in the Notice.

Section XV.03 **Reseller's Right to Terminate.** Reseller may terminate this Agreement by providing Notice to Supplier:

(a) if Supplier materially breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Supplier within 40 Business Days after Supplier's receipt of Notice of breach;

(b) if Supplier becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due; or

(c) in the event of a Force Majeure Event affecting Supplier's performance under this Agreement for more than 60 consecutive Business Days.

Any termination under this Section XV.03 is effective on Supplier's receipt of Reseller's Notice of termination or any later date set out in the Notice.

Section XV.04 **Effect of Expiration or Termination.**

(a) The Term's expiration or earlier termination does not affect any rights or obligations that:

(i) are to survive the expiration or earlier termination of this Agreement under Section XX.03; and

(ii) were incurred by the Parties before the expiration or earlier termination; provided that all indebtedness of Reseller to Supplier of any kind is immediately due and payable on the effective date of the Term's expiration or earlier termination without further notice to Reseller.

(b) Any Notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Products to Reseller that are scheduled to be made after the effective date of termination, whether or not any orders for the Products had been accepted by Supplier. Regarding any Products that are still in transit on termination of this Agreement, Supplier may require, in its sole and absolute discretion, that all sales and deliveries of the Products be made on either a cash-only or certified check basis.

(c) Subject to Error: Reference source not found, on the expiration or earlier termination of this Agreement, Reseller shall promptly:

(i) cease to represent itself as Supplier's authorized reseller regarding the Products, and shall otherwise desist from all conduct or representations that might lead the public to believe that Reseller is authorized by Supplier to sell the Products;

(ii) return to Supplier all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Supplier's Confidential Information;

(iii) permanently erase all of Supplier's Confidential Information from its computer systems; and

(iv) certify in writing to Supplier that it has complied with the requirements of this Section XV.04.

(d) Subject to ARTICLE XV(a), the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement.

ARTICLE XVI
CONFIDENTIALITY

Section XVI.01 **Protection of Confidential Information.** From time to time during the Term, either Party (as "**Disclosing Party**") may disclose or make available to the other Party (as "**Receiving Party**") information about its business affairs, goods and services, confidential information, and materials comprising or relating to Intellectual Property Rights, Trade Secrets, third-party confidential information, and other sensitive or proprietary information; such information, as well as the terms of this Agreement, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as "confidential" constitutes "**Confidential Information**" hereunder. Confidential Information excludes information that, at the time of disclosure and as established by documentary evidence:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this ARTICLE XVI by Receiving Party or any of its Representatives;

(b) is or becomes available to Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of Receiving Party or its Representatives before being disclosed by or on behalf of Disclosing Party;

(d) was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party's Confidential Information; or

(e) must be disclosed under applicable Law.

Receiving Party shall, for 3 years from receipt of such Confidential Information:

(i) protect and safeguard the confidentiality of Disclosing Party's Confidential Information with at least the same degree of care as Receiving Party would

protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(ii) not use Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(iii) not disclose any such Confidential Information to any Person, except to Receiving Party's Representatives who must know the Confidential Information to assist Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

Receiving Party shall be responsible for any breach of this 18ARTICLE XVI caused by any of its Representatives. The provisions of this 18ARTICLE XVI shall survive termination or expiration of this Agreement for any reason for a period of one year after such termination or expiration.

In the event of any conflict between the terms and provisions of this 18ARTICLE XVI and those of any other provision in this Agreement, the terms and provisions of this 18ARTICLE XVI will prevail.

ARTICLE XVII
REPRESENTATIONS AND WARRANTIES

Section XVII.01 **Reseller's Representations and Warranties.** Reseller represents and warrants to Supplier that:

(a) it is a limited liability company duly organized, validly existing and in good standing in the jurisdiction of Illinois;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

(d) the execution of this Agreement by its Representative whose signature is set out at the end hereof has been duly authorized by all necessary corporate action of Reseller; and

(e) when executed and delivered by each of Supplier and Reseller, this Agreement will constitute the legal, valid and binding obligation of Reseller, enforceable against Reseller in accordance with its terms.

Section XVII.02 **Limited Product Warranty.** Subject to the provisions of Section XVII.03, Section XVII.04, Section XVII.05 and Section XVII.06, Supplier shall make certain limited

warranties regarding the Products ("**Limited Warranties**") solely to and for the End User's benefit, which will either be:

(a) included a written warranty statement with the Product; or

(b) Supplier's standard limited warranty in force when the Product is delivered by Reseller to End User.

No warranty is extended to Reseller under this Agreement. Reseller shall not provide any warranty regarding any Product other than the Supplier warranty described in this Section XVII.02.

Section XVII.03 **Warranty Limitations.** Limited Warranties do not apply where the Product:

(a) has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions, or use contrary to any instructions issued by Supplier;

(b) has been reconstructed, repaired, or altered by Persons other than Supplier or its authorized Representative; or

(c) has been used with any third-party product, hardware or product that has not been previously approved in writing by Supplier.

Section XVII.04 **Extent of Liability.** During the Warranty Period, regarding any Defective Goods:

(a) notwithstanding anything in this Agreement to the contrary, Supplier's liability under any Limited Warranty is discharged, in Supplier's sole discretion and at its expense, by:

(i) repairing or replacing the Defective Goods; or

(ii) crediting or refunding the Price of the Defective Goods, less any applicable discounts, rebates, or credits.

(b) Reseller is responsible for all costs and risk of loss associated with the delivery of Defective Goods to Supplier for warranty repair or replacement;

(c) Supplier is responsible for all costs and risk of loss associated with the delivery of repaired or replaced products to the Delivery Point; and

(d) Reseller is responsible for all costs and risk of loss associated with the delivery and return of the repaired or replaced Products to End User.

All claims for breach of a Limited Warranty must be received by Supplier no later than 5 Business Days after the expiration of the limited warranty period of the Product.

Reseller has no right to return for repair, replacement, credit, or refund any Product except as set out in this Section XVII.04 (or if otherwise applicable, Section IX.04). Reseller shall not reconstruct, repair, alter, or replace any Product, in whole or in part, either itself or by or through any third party.

THIS SECTION 17.04 SETS FORTH RESELLER'S SOLE REMEDY AND SUPPLIER'S ENTIRE LIABILITY FOR ANY BREACH OF ANY WARRANTY RELATING TO THE PRODUCTS.

Except as explicitly authorized in this Agreement or in a separate written agreement with Supplier, Reseller shall not service, repair, modify, alter, replace, reverse engineer, or otherwise change the Products it sells to End Users.

Section XVII.05 **Warranties Disclaimer; Non-reliance.** EXCEPT FOR THE LIMITED EXPRESS WARRANTIES DESCRIBED IN 19Section XVII.01 AND 19Section XVII.02, (A) NEITHER SUPPLIER NOR ANY PERSON ON SUPPLIER'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; (iii) TITLE; (iv) NON-INFRINGEMENT; OR (v) PERFORMANCE OF PRODUCTS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED AND (B) RESELLER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SUPPLIER, OR ANY OTHER PERSON ON SUPPLIER'S BEHALF, EXCEPT AS SPECIFICALLY DESCRIBED IN SECTION 17.02 OF THIS AGREEMENT.

Section XVII.06 **Third Party Products.** Reseller acknowledges and agrees that Products purchased by Reseller under this Agreement may contain, be contained in, incorporated into, attached to or packaged together with the products manufactured by a third party ("**Third Party Products**"). Third Party Products are not covered by the Limited Warranty. For the avoidance of doubt, Supplier makes no representations or warranties regarding any Third Party Products.

ARTICLE XVIII
INDEMNIFICATION

Section XVIII.01 **Reseller General Indemnification.** Subject to the terms and conditions of this Agreement, including those set out in Section XVIII.03, Reseller (as "**Reseller Indemnifying Party**") shall indemnify, hold harmless, and defend Supplier and its parent, officers, directors, partners, members, shareholders, employees, agents, successors and permitted assigns (collectively, "**Supplier Indemnified Party**") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees, and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, "**Losses**"), arising out of or relating to any Claim of a third party:

(a) relating to a material breach or non-fulfillment of any material representation, warranty, or covenant under this Agreement by Reseller Indemnifying Party or Reseller Indemnifying Party's Personnel;

(b) alleging or relating to any act or omission of Reseller Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement;

(c) alleging or relating to any bodily injury, death of any Person or damage to real or tangible personal property caused by the acts or omissions of Reseller Indemnifying Party or its Personnel;

(d) relating to a purchase of a Product by any person or entity purchasing directly or indirectly through Reseller Indemnifying Party and not directly relating to a claim of Limited Warranty breach;

(e) relating to any failure by Reseller Indemnifying Party or its Personnel to comply with any applicable Laws; or

(f) alleging that the Reseller Indemnifying Party breached its agreement with a third party as a result of or in connection with entering into, performing under or terminating this Agreement.

Section XVIII.02 **Supplier General Indemnification.** Subject to the terms and conditions set out in Section XVIII.03, Supplier (as "**Supplier Indemnifying Party**") shall indemnify, hold harmless, and defend Reseller and its officers, directors, employees, agents, successors, and permitted assigns (collectively, "**Reseller Indemnified Party**") against any and all Losses, arising out of or resulting from any Claim of a third party alleging or relating to:

(a) a material breach or non-fulfillment of any material representation, warranty or covenant under this Agreement by Supplier Indemnifying Party or Supplier Indemnifying Party's Personnel;

(b) any grossly negligent act or omission of Supplier Indemnifying Party or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; or

(c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Supplier Indemnifying Party or its Personnel.

Notwithstanding anything to the contrary in this Agreement, this Section XVIII.02 does not apply to any claim (whether direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement, including Section IX.04 and Section XVII.04.]

Section XVIII.03 **Exceptions and Limitations on General Indemnification.** Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend Indemnified Party against any claim (whether direct or indirect) if the claim or corresponding Losses arise out of or result from the Indemnified Party's or its Personnel's:

(a) gross negligence or omission (including recklessness or willful misconduct); or

(b) bad faith failure to materially comply with any of its obligations set out in this Agreement; or

(c) use of the products purchased under this Agreement (including Products) in any manner that does not materially conform with the usage specifications provided by Supplier.

Section XVIII.04 **Supplier Intellectual Property Indemnification.** Subject to this 21ARTICLE XVIII and 24ARTICLE XIX, Supplier shall indemnify, defend, and hold harmless Reseller and its officers, directors, employees, agents, successors, and permitted assigns ("**Reseller Indemnified Party**") from and against all Losses arising out of any Claim of a third party alleging that any of the Products or End User's receipt or use thereof infringes any Intellectual Property Right of a third party.

If a Product, or any part of a Product, becomes, or in Supplier's opinion is likely to become, subject to a third-party Claim that qualifies for intellectual property indemnification coverage under this Section XVIII.04, Supplier shall, at its sole option and expense, Notify Reseller in writing to cease using, reselling, marketing, advertising, or promoting all or a part of the Product, in which case Reseller shall immediately cease all use, resale, marketing, advertising and promoting the Product on receipt of Supplier's Notice.

Reseller shall Notify Supplier of third-party Claims against Reseller and cooperate in the investigation, settlement, and defense of such Claims at its own expense.

Section XVIII.05 **Exceptions to Supplier's Intellectual Property Indemnification.** Notwithstanding anything to the contrary in this Agreement, Supplier is not obligated to indemnify or defend Reseller Indemnified Parties against any claim (whether direct or indirect) under Section XVIII.04 if the claim or corresponding Losses arise out of or result from:

(a) the circumstances described in ARTICLE XVIII(a), ARTICLE XVIII(b), and ARTICLE XVIII(c);

(b) Reseller's marketing, advertising, promotion, or sale of a product purchased under this Agreement (including any Product) in any manner not otherwise authorized under this Agreement;

(c) use of a product purchased under this Agreement (including any Product) in combination with any products, materials, or equipment supplied to the End User by a Person other than Supplier, Reseller, or either of their authorized Representatives, if the infringement would have been avoided by the use of the products not so combined; or

(d) any modifications or changes made to the product by or on behalf of any Person other than Supplier or its Representatives, if the infringement would have been avoided without the modification or change.

Section XVIII.06 **Sole Remedy.** ARTICLE XVIII SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH INDEMNIFIED PARTY FOR ANY LOSSES COVERED BY ARTICLE XVIII.

ARTICLE XIX
LIMITATION OF LIABILITY

Section XIX.01 **No Liability for Consequential or Indirect Damages.** IN NO EVENT IS SUPPLIER OR ITS REPRESENTATIVES LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF: (A) WHETHER THE DAMAGES WERE FORESEEABLE; (B) WHETHER OR NOT SUPPLIER WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES; AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) ON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section XIX.02 **Maximum Liability for Damages.** IN NO EVENT SHALL SUPPLIER'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID TO SUPPLIER UNDER THIS AGREEMENT YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

ARTICLE XX
MISCELLANEOUS

Section XX.01 **Further Assurances.** On a Party's reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, reasonably necessary to give full effect to this Agreement.

Section XX.02 **Entire Agreement.** Subject to ARTICLE IV, this Agreement, including and together with related exhibits, schedules, attachments, and appendices, together with the Purchase Order Transaction Terms, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

Section XX.03 **Survival; Limitation of Actions.** Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein and related

exceptions, limitations, or qualifiers survive the expiration or earlier termination of this Agreement for a period of 12 months after the expiration or termination; and

Notwithstanding any right under any applicable statute of limitations to bring a claim, no lawsuit or other action based on or arising in any way out of this Agreement may be brought by either Party after the applicable survival period's expiration; provided, however, that the foregoing limitation does not apply to the collection of any amounts due to Supplier under the Agreement; and provided, further, that any claims asserted in good faith with reasonable specificity and in writing by Notice before the applicable survival period's expiration is not thereafter barred by the relevant period's expiration, and these claims survive until finally resolved.

Section XX.04 **Notices.** All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a "**Notice**" and with the correlative meaning, "**Notify**") must be in writing and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Notice given by facsimile or email (with confirmation of transmission) satisfies the requirements of this Section XX.04. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Supplier:	Edge Data Solutions, Inc.
	3550 Lenox Road NE. 21st Floor
	Atlanta, GA 30326
	Email: delray@edsi.io
	Attention: Delray Wannemacher, CEO
with a copy to:	General Counsel
	911 Lakeville Street, #321
	Petaluma, CA 94952
	Facsimile: (888) 977-5380
	Email: austin@edsi.io
	Attention: Austin Bosarge

Notice to Reseller:	[25 4th Street Somerville, NJ 08876]
	Facsimile: [732-494-9494]
	Email: [evan@raptorpowersystems.com]
	Attention: [Evan El Koury]
with a copy to:	[N/A]

Section XX.05 **Interpretation.** For purposes of this Agreement: (a) the words "include," "includes", and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto", and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this Agreement; (y) to an agreement, instrument, or other document means the agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means the statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set out verbatim herein.

Section XX.06 **Headings.** The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section XX.07 **Severability.** If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section XX.08 **Amendment and Modification.** No amendment to or modification of this Agreement is effective unless it is in writing and signed by each Party.

Section XX.09 **Waiver.**

(a) No waiver under this Agreement is effective unless it is in writing and signed by the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement:

(i) any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or

(ii) any act, omission, or course of dealing between the Parties.

Section XX.10 **Cumulative Remedies.** All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or later be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that Reseller's rights under Section IX.03, Section IX.04, Section XVII.04 21ARTICLE XVIII are the Party's exclusive remedies for the events specified therein.

Section XX.11 **Equitable Remedies.** Reseller acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under ARTICLE XVI would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by Reseller of any of these obligations, Supplier shall, in addition to any and all other rights and remedies that may be available to Supplier at law, at equity, or otherwise in respect of this breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages do not afford an adequate remedy. Reseller agrees that Reseller will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section XX.11.

Section XX.12 **Assignment.** Reseller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Supplier. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement. Supplier may assign any of its rights or delegate any of its obligations without the consent of Reseller.

Section XX.13 **Successors and Assigns.** This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

Section XX.14 **No Third-Party Beneficiaries.** This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section XX.15 **Choice of Law.** This Agreement, including all exhibits, schedules, attachments, and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Georgia, without regard to the conflict of laws provisions thereof to the extent these principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Georgia.

Section XX.16 **Choice of Forum.** Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than Northern District of Georgia or the courts of the State of Georgia sitting in Fulton County, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of these courts and agrees to bring any action, litigation, or proceeding only in the Northern District of Georgia or the courts of the State of Georgia sitting in Fulton County. Each Party agrees that a final judgment in any action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section XX.17 **Dispute Resolution.** In the event of dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity hereof (each, "**Dispute**"), the Party seeking to settle the Dispute shall deliver Notice (each, a "**Dispute Notice**") of the dispute to the other Party as follows:

The Reseller shall send the Dispute Notice to the Chief Executive Officer of Supplier.

The Supplier shall send the Dispute Notice to the Chief Executive Officer of Reseller.

The Parties shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within Ninety (90) Business Days after the applicable Dispute Notice's delivery, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section XX.16.

Section XX.18 **Counterparts.** This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section XX.04, a signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section XX.19 **Force Majeure.** No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or

performing any term of this Agreement (except for any obligations to make payments to the other Party under this Agreement), when and to the extent the failure or delay is caused by or results from acts beyond the impacted Party's ("**Impacted Party**") control, including the following force majeure events ("**Force Majeure Events**"): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) requirements of Law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities. The Impacted Party shall give immediate Notice to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of the Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of 120 Days following Notice given by it under this Section XX.19, either Party may thereafter terminate this Agreement on 30 Days' Notice.

Section XX.20 **No Public Announcements or Trademark Use.** Unless expressly permitted under this Agreement, Reseller shall not:

(a) make any statement (whether oral or in writing) in any press release, external advertising, marketing, or promotion materials regarding Supplier or its business unless:

(i) it has received the express written consent of Supplier, or

(ii) it must do so by Law; or

(b) use Supplier's Trademarks, service marks, trade names, logos, symbols, or brand names, in each case, without the prior written consent of Supplier.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

EDGE DATA SOLUTIONS, INC.

By: Daniel Wong

Name: Daniel Wong

Title: President

[Raptor Power Systems]

By: [signature]

Name: Evan El Koury

Title: Owner

SCHEDULE 1

EXEMPLARY PRODUCT AND PRICE LIST

(As of 07/14/21)

Model #	Description	MSRP[1]
10012AC	12U Micro-Edge Air-Cooled Data Center	$15,327
100AT12U	Arctic™ Tank 12U	$17,974
100AT50U	Arctic™ Tank 50U	$39,095
10012WC12	12U Micro-Edge Water-Cooled Data Center 12kW	$22,468
	12U Micro-Edge Water-Cooled Data Center 25kW	$26,007
100ATCR3	Arctic™ Chainable Crypto-Data Center 3 Slot	$16,890
100ATCR3	Arctic ™Chainable Crypto-Data Center 2 Slot	$15,213
10050WC	50U Pro-Edge Data Center with a Single Water-Cooling Module	$41,326
10050WR	50U Pro-Edge Data Center with Redundant Water-Cooling Modules	$69,160
40050WR	Spare Cooling Module for Cooling System.	$34,650
10050CR	Artic™ Tank 50U and crypto-cooling module	$39,055
40050CR	Spare Crypto-Cooling Module	$33,030
20050U	Edge VHP 1200 Fluid/Per Gal	$40.00
3008TB	Enterprise Servers Specially Designed for Immersion	Contact Supplier[2]

[1] Contact Supplier for updated quotes

[2] Contact Supplier for quotes

Specially Manufactured Products.

Supplier offers highly customizable solutions, including installing Products into commercial shipping containers. The MSRP for all Specially Manufactured Products must be confirmed prior to placing a Custom Purchase Order. Supplier offers the following exemplary Products for base-model containers, assuming standard 50U tanks, no redundancy, hybrid cooling towers, designed for specific environmental conditions. An End User requirement or application may necessitate a Specially Manufactured Product which may differ from the exemplary Products in Schedule 1.

Voltage Requirement	**kW Capacity**	**# of 50U Tanks**	**Product Cost / Watt**[3]
480V	400	4	$1.25
	600	6	$1.13
	1000	8	$1.00
415V	600	6	$1.05
	1,000	10	$0.975
	1,500	10	$0.935

[3] Contact Supplier for updated quotes